Exhibit 99
News Release

Boeing World Headquarters
100 N. Riverside
Chicago, IL 60606-1596
www.boeing.com

Boeing Reports First Quarter Results; Updates Outlook

-                    Results reflect strong operating performance at Integrated Defense Systems and Commercial Airplanes, partially offsetting severe commercial markets downturn

-                    Reported earnings include previously disclosed non-cash charges to revalue goodwill balances and customer financing assets

•                  Reported first quarter loss of $0.60 per share includes non-cash charges totaling $1.02 per share to revalue goodwill balances, and $0.20 per share to strengthen reserves and revalue certain customer financing portfolio investments and assets, primarily at Boeing Capital Corporation

•                  Adjusted earnings per share* totals $0.42, reflecting solid core aerospace performance in challenging commercial and strong defense markets

•                  Revenues remain solid at $12.3 billion for the first quarter; 2003 revenue guidance unchanged

•                  Negative operating cash flow of $428 million and free cash flow* of $558 million primarily reflects receipts timing at Integrated Defense Systems, and lower period orders at Commercial Airplanes; 2003 cash flow guidance unchanged

•                  Revising 2003  adjusted earnings per share*  guidance from $1.90 - $2.10  to $1.70 - $1.90; reflects first quarter non-cash charges related to the customer financing portfolio totaling $0.20 per share

•                  GAAP 2003 earnings per share outlook $0.68 - $0.88 per share; reflects first quarter non-cash charges related to the customer finance portfolio ($0.20) and goodwill impairment ($1.02) totaling $1.22 per share

Selected Operating Highlights — First Quarter 2003:

•                  Delivered strong Integrated Defense Systems operating results, excluding goodwill charges, on an 18 percent increase in revenue; completed first Delta IV EELV mission for the United States Air Force

•                  Maintained strong Commercial Airplanes operating performance, excluding goodwill charges, on lower planned deliveries of 71 airplanes; completed first flight of the extended-range 777 airplane and resumed development of longer-range 777 airplane; won significant order from Ryanair

•                  Conducted well-received consumer trials of Connexion by BoeingSM high-speed internet service with Lufthansa and British Airways

Table 1. Summary Financial Results (Millions, except per share data)	1Q03	1Q02	Change

Revenues	$12,260	$13,821	(11)%
Reported Net Loss	$(478)	$(1,249)	62%
Reported Loss per Share	$(0.60)	$(1.54)	61%

Diluted EPS Impact of Non-Cash SFAS 142
Goodwill Impairment Charges	$(1.02)	$(2.26)

Adjusted Earnings per Share* (1)	$0.42	$0.72	(42)%

Average Diluted Shares for EPS	800.0	807.8

(1) Includes customer financing portfolio charges of $0.20 per share.

* A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, April 23, 2003 — The Boeing Company [NYSE: BA] reported a net loss of $478 million, or $0.60 per share, for the first quarter of 2003 on revenues of $12.3 billion.  The loss included previously announced non-cash, after-tax charges totaling $818 million, or $1.02 per share, related to the company’s analysis of goodwill impairment, and $159 million, or $0.20 per share, to strengthen reserves and revalue assets in Boeing’s customer finance portfolio.   However, the underlying performance of the company’s aerospace businesses was strong.  Excluding the $1.02 impact of goodwill impairment charges, adjusted earnings per share* totaled $0.42.

                “During the first quarter we continued to run healthy businesses in dynamic market conditions.  Integrated Defense Systems delivered strong results in its growing markets, and aggressive management at Boeing Commercial Airplanes again resulted in solid performance,” said Boeing Chairman and Chief Executive Officer Phil Condit.  Condit added, “Boeing Capital is managing conservatively, and Boeing’s balanced portfolio of aerospace businesses underpins our continued strength and profitability.”

                As shown in Table 2 below, the company reported a first quarter 2003 loss from operations of $373 million compared with earnings from operations of $902 million in the first quarter of 2002.   This included pre-tax non-cash charges of $1.2 billion consisting of $913 million for goodwill impairment and $251 million related to Boeing’s finance portfolio.  Excluding these charges, the decrease was primarily the result of lower planned commercial airplane deliveries and lower pension income, as expected.  Performance and growth at Integrated Defense Systems and production efficiencies at Commercial Airplanes partially offset this reduction.

Table 2. Earnings from Operations & Margins
(Millions, except margin percent)	1Q03	1Q02

Earnings / (Losses) from Operations	$(373)	$902

Add Back: Goodwill Impairment Charges (1)	$913	— (2)

Adjusted Earnings from Operations*	$540	$902

Operating Margin	(3.0)%	6.5%
Adjusted Operating Margin*	4.4%	6.5%

(1) See segment results and Boeing press release dated April 10, 2003, for additional information.  This amount reflects a downward revision of $18 million from the press release dated April 10, which reported $931 million.

(2) Upon adopting SFAS 142 in the first quarter of 2002, the company recorded a transitional goodwill impairment charge of $2.4 billion, $1.8 billion net of tax, presented as a cumulative effect of accounting change.  This charge did not impact 1Q02 reported earnings from operations.

Deferred stock compensation pre-tax expense decreased $49 million during the quarter due to the decline in the company’s stock price from December 31 through March 31. This resulted in a $0.04 benefit to earnings per share.  Pre-tax expense for share-based plans totaled $114 million and reduced earnings per share by $0.09.  Netted together, consolidated stock compensation expenses lowered first quarter earnings per share by a total of $0.05.

As shown in Table 3 below, the company reported negative operating cash flow and negative free cash flow* for the quarter. This reflects receipts timing and inventory growth at Integrated Defense Systems, lower period orders at Boeing Commercial Airplanes, and higher tax payments.  As noted in the Outlook section, free cash flow* guidance for 2003 remains unchanged.  The company did not contribute cash to its pension plans in either period.

Table 3. Cash Flow
(Millions)	1Q03	1Q02 (1)

Operating Cash Flow	$(428)	$761
Less Property, Plant & Equipment, Net	$(130)	$(223)
Free Cash Flow*	$(558)	$538

(1) 1Q02 numbers reflect reclassifications previously disclosed in 2002 results.

                Cash and short-term investment balances at the end of the first quarter totaled $2.0 billion, down slightly from the end of 2002.   Consolidated debt increased to $15.0

billion, reflecting the successful $1.0 billion long-term bond issue of The Boeing Company completed in February.

Table 4. Quarter-End Cash and Debt Balances
(Billions)	1Q03	4Q02

Cash	$2.0	$2.3

Debt Balances:
The Boeing Company	$5.1	$4.4
Boeing Capital Corporation	$9.3	$9.4
Non-Recourse Customer Financing	$0.6	$0.6
Total Consolidated Debt	$15.0	$14.4

Segment Results

Boeing Commercial Airplanes

Commercial Airplanes continues to aggressively manage for profitability through the unprecedented downturn in its markets.  During the quarter they remained focused on resizing operations, improving efficiency, and pursuing a disciplined product development strategy, including a new 7E7 airplane.  Commercial Airplanes results are summarized in Table 5 below.

Table 5. Commercial Airplanes Operating Results
(Millions, except deliveries & margin percent)	1Q03	1Q02	% Change

Commercial Airplanes Deliveries	71	110	(35)%

Revenues	$5,697	$8,313	(31)%
Earnings / (Losses) from Operations(1)	$(112)	$639	(118)%

Add Back: Goodwill Impairment Charges	$341	—

Adjusted Earnings from Operations*	$229	$639	(64)%

Operating Margins	(2.0)%	7.7%
Adjusted Operating Margins*	4.0%	7.7%

(1) As previously announced, Commercial Airplanes is reporting segment earnings from operations on a program accounting basis starting with the first quarter of 2003.  The 1Q02 results in the table have been recast to reflect the program accounting methodology.  Supplemental data for all of 2002 recast using the program accounting methodology is attached.  Additional information on earnings from operations calculated using the unit cost method formerly reported is disclosed at Boeing’s Investor Relations website (www.boeing.com).

During the first quarter, deliveries of commercial airplanes decreased 35 percent to 71 airplanes, and revenues fell 31 percent to $5.7 billion when compared with the first quarter of 2002.  Reported period losses of $112 million included non-cash charges for goodwill impairment totaling $341 million, as previously announced.  Commercial Airplanes adjusted earnings from operations* totaled $229 million as continued strong operating performance partially offset the impact of significantly lower deliveries and revenues.  Adjusted operating margins* were 4.0 percent in the period compared to 7.7 percent for the first quarter last year.

                Commercial Airplanes received 32 gross orders during the quarter.  Contractual backlog totaled $65.8 billion compared with $68.2 billion at the end of 2002.

Integrated Defense Systems

Integrated Defense Systems delivered strong revenue growth and excellent operating performance in the quarter.  Revenues increased 18 percent to $6.3 billion, up from $5.3 billion in the first quarter of 2002.  Reported operating earnings of $31 million include the charge for goodwill impairment of $572 million.  Excluding this charge, adjusted earnings from operations* rose 49 percent to $603 million compared with the first quarter of 2002.  Higher deliveries at Aircraft and Weapon Systems, revenue and margin growth at Network Systems and Support Systems, and improved performance at Launch and Orbital Systems all contributed to an outstanding quarter.

Integrated Defense Systems results are summarized below and reflect the new segment reporting structure effective January 1, 2003, as previously disclosed.  A description of each of the segments and pro-forma financial results encompassing the prior four quarters are attached as supplemental information to this release.

Table 6. Integrated Defense Systems Operating Results
(Millions, except margin percent)	1Q03	1Q02	% Change

Revenues
Aircraft and Weapon Systems	$2,684	$2,209	22%
Network Systems	$1,954	$1,583	23%
Support Systems	$965	$766	26%
Launch and Orbital Systems	$658	$746	(12)%
Total IDS Revenues	$6,261	$5,304	18%

Earnings / (Losses) from Operations
Aircraft and Weapon Systems	$381	$294	30%
Network Systems	$134	$110	22%
Support Systems	$109	$51	114%
Launch and Orbital Systems (1)	$(593)	$(50)	N.M.
Total IDS Earnings from Operations	$31	$405	(92)%

Add Back: Goodwill Impairment Charges	$572	—

Adjusted Earnings from Operations*	$603	$405	49%

Operating Margins	0.5%	7.6%
Adjusted Operating Margins*	9.6%	7.6%

(1) 1Q03 results includes SFAS 142 goodwill impairment charges totaling $572 million.  “N.M.” = Not Meaningful

Aircraft and Weapon Systems again delivered strong financial results.  Revenues for the quarter rose 22 percent to almost $2.7 billion on higher C-17, F/A-18, and JDAM deliveries.  Performance remained excellent with operating margins at 14.2 percent, up from 13.3 percent in 2002, and included continuing investment in the 767 tanker program.

Network Systems results for the first quarter reflect continuing strong growth in homeland security, intelligence, and DOD network-centric programs as revenues rose 23 percent to $2.0 billion.  Operating margins totaled 6.9 percent, similar to the first quarter of 2002.

Support Systems delivered strong growth with revenues up 26 percent to nearly $1.0 billion on significant increases in tactical and transport aircraft spares and modernization.  The revenue growth and excellent operating performance drove operating margins up sharply to 11.3 percent from 6.7 percent in the first quarter of 2002.  Unfavorable performance on a modernization and upgrade contract affected 2002 results.

Excluding the charge for goodwill impairment, Launch and Orbital Systems adjusted operating losses* narrowed significantly to $21 million in the first quarter when compared with the first quarter of 2002.  Revenues fell 12 percent on fewer satellite deliveries partially offset by one Delta IV delivery.  Launch and Orbital Systems had four successful launches during the quarter.   Boeing continues to resize the business to its markets and announced plans to consolidate launch vehicle manufacturing and assembly in Alabama.

                Contractual backlog at the end of the quarter increased slightly to $36.5 billion compared with $36.0 billion at the end of 2002.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) results are summarized in Table 7 below.

Table 7. Boeing Capital Corporation Operating Results
(Millions)	1Q03	1Q02	% Change

Revenues	$283	$228	24%
Pre-Tax Income/(Loss) (1)	$(113)	$66	(271)%

(1) Includes financing-related interest expense of $111 million and $90 million for 1Q03 and 1Q02 respectively.  Supplemental data for 2002 reported with interest expense included is attached.

Revenues increased 24 percent to $283 million as a result of portfolio growth during 2002.  Including the previously announced charges totaling $193 million for strengthening reserves and revaluing certain assets, BCC recorded a pre-tax loss, including interest expense, of $113 million compared with pre-tax income of $66 million in the first quarter of 2002.   Additional charges related to the customer financing portfolio totaling $58 million were recorded in Boeing’s “Other” segment during the quarter as a result of corporate guarantees to Boeing Capital.

BCC increased its allowance for losses on finance leases and notes receivable to 5.3 percent of receivables, up from 3.5 percent at the end of 2002.  In addition, the customer financing portfolio declined slightly during the quarter to $11.7 billion, compared to $11.8 billion at the end of 2002 and $10.3 billion at the end of the first quarter of 2002.  This decrease reflects lower new business volume and transaction timing.  New business volume totaling just under $0.4 billion was offset by slightly higher asset run-off and depreciation.

At quarter-end, approximately 76 percent of Boeing Capital Corporation’s portfolio was related to Boeing products and services (primarily commercial aircraft) compared with 76 percent at the end of 2002, and 70 percent at the end of 2001.   Leverage, as measured by the ratio of debt-to-equity, was a conservative 5.6-to-1.

“Other” Segment

The “Other” segment consists chiefly of the Connexion by BoeingSM, Air Traffic Management, and Boeing technology units, as well as certain results related to the consolidation of all business units.  Losses from operations for the quarter totaled $121 million driven in part by the charges noted above related to customer financing activities; these totaled $58 million.

During the first quarter, Connexion by Boeing achieved a key milestone as it conducted initial commercial service demonstrations on transatlantic Lufthansa and British Airways flights.  Boeing’s Air Traffic Management unit continued to build support for a modernized global air traffic management system.

Outlook

The outlook below in Table 8 reflects the company’s current assessment of the markets for its products and services during the guidance period.

Table 8. Financial Outlook
(Billions, except per share data)	2003	2004

Revenues	+/- $49	$52 - $54

Earnings Per Share (GAAP)	$0.68 - $0.88	$2.10 - $2.30
Add back: Goodwill Impairment Charges	$1.02
Adjusted Earnings Per Share*	$1.70 - $1.90	$2.10 - $2.30

Operating Cash Flow	$3.0 - $3.5	>$3.5
Less: Property, Plant & Equipment, Net	$1+/-	$1+/-
Free Cash Flow*	$2.0 - $2.5	>$2.5

The company continues to monitor conditions in its key markets.   In the commercial aviation market, the war in Iraq, increased security costs, the emergence of severe acute respiratory syndrome (SARS) and airline industry restructuring together create a dynamic environment; it is too early to reach conclusions regarding the ultimate impact.  However, the downturn remains severe, with trends varying between carriers and regions, and has reduced demand across all airplane models.   In the company’s commercial space markets, demand for launch services and satellites also remains soft.   The company is aggressively managing its commercial businesses to address market realities.

At the same time, the company’s defense and non-commercial space markets are expected to remain quite strong. Boeing is well positioned to support customer requirements, including the transformation of the military.  Integrated Defense Systems’ missile defense, homeland security, intelligence, and DOD network-centric businesses are expected to grow.  Aircraft, weapons, and aerospace support programs are expected to deliver results similar to the strong levels achieved in 2002.  Thus, strength in defense and non-commercial space markets will continue to somewhat offset the downturn in the company’s commercial aviation and space markets.

At Boeing Capital Corporation, revenues are expected to increase due to prior-year portfolio growth and current-year financing requirements.  BCC will focus on minimizing risk and preserving value through careful transaction structuring and portfolio management.

                Boeing Commercial Airplanes’ forecast deliveries for 2003 and 2004 are unchanged.  The delivery forecast for 2003 is approximately 280 airplanes and is virtually sold out.  The delivery forecast for 2004 remains between 275 and 300 airplanes, with a gradual market recovery beginning in 2005.  The 2004 delivery forecast is approximately 85 percent sold for 2004 at the lower end of the range.

                Boeing revenue guidance for 2003 and 2004 is unchanged.  Revenue guidance remains at +/- $49 billion for 2003, and $52 billion to $54 billion for 2004.

As a result of the non-cash charges this quarter, the company is revising its earnings per share guidance. On a GAAP basis, the company’s 2003 earnings per share outlook ranges from $0.68 - $0.88 per share.  The GAAP earnings per share outlook reflects non-cash charges totaling $1.22 per share recognized in the first quarter.  This includes the charges for goodwill impairment  ($1.02 per share) and the customer financing portfolio ($0.20 per share).

The company’s 2003 adjusted earnings per share* guidance, which adds back the charges for goodwill to better reflect the results of current period operating activities, has been revised from $1.90 - $2.10 per share to $1.70 - $1.90 per share.  The downward revision reflects the first quarter non-cash charges totaling $0.20 per share related to the customer financing portfolio.  Earnings per share guidance for 2004 remains unchanged at $2.10 - $2.30.

Earnings per share guidance for 2004 includes an estimated unfavorable impact of $0.15 - $0.25 per share from pension expense. This compares to an estimated favorable impact of approximately $0.05 per share from pension income in 2003.  These amounts are unchanged from prior guidance.  As noted, the actual impact of pensions on 2004 earnings per share could differ and depends on market conditions and plan performance.

As noted in Table 8, operating cash flows are expected to be $3.0 to $3.5 billion in 2003 and greater than $3.5 billion in 2004.  Free cash flow* guidance remains unchanged for 2003 at $2.0 to $2.5 billion, and for 2004 at greater than $2.5 billion.  Following historical patterns, Boeing expects 2003 cash flows to be significantly greater in the second half of 2003 than in the first half.  The pension funding outlook included in these totals remains unchanged from the prior quarter.  The company expects to make discretionary funding contributions in 2003.  Free cash flow* guidance for 2004 includes pre-tax pension contributions totaling approximately $1.0 billion.

                Boeing expects research and development to remain between 3.0 and 3.5 percent of sales including the investment to develop a new mid-size commercial airplane.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the company within this disclosure.  Boeing does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.

Adjusted Financial Results

                Boeing reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges.  Management believes that these adjusted financial results provide investors with an important perspective on the current underlying operating performance of the business by identifying the impact of non-cash adjustments related to past acquisitions.

Adjusted Earnings per Share

Boeing defines adjusted earnings per share as GAAP earnings per share (EPS) less SFAS 142 goodwill charges.  Table 1 provides a reconciliation between GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

Boeing defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges.  Tables 2, 5, 6, and 8 provide reconciliations between GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

Boeing defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues.  Tables 2, 5, and 6 provide reconciliations between GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment.  Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation.  Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  Forward looking statements in this release include, but are not limited to, our assessment of the markets for our products, statements discussing the growth of our business segments, and the statements contained in the “Outlook” section of this release.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.  As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Our actual results and future trends may differ materially depending on a variety of factors, including the continued impact of the commercial aviation downturn on overall production, as well as the impact on production or production rates for specific commercial airplane models, the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; tax settlement with the U.S. Government; the Company’s successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of the Company’s businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including the status of and impacts flowing from the war in Iraq and future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company’s SEC filings, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

# # #

Contact:

Paul Kinscherff or Bob Kurtz, (312) 544-2140  (Investor Relations)

John Dern or Anne Eisele, (312) 544-2002  (Communications)

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended
(Dollars in millions except per share data)	March 31
	2003	2002
Sales and other operating revenues	$12,260	$13,821
Cost of products and services	(10,538)	(11,571)
Boeing Capital Corporation interest expense	(111)	(90)
	1,611	2,160
Income from operating investments, net	6	11
General and administrative expense	(612)	(672)
Research and development expense	(361)	(459)
Gain on dispositions, net	7
Share-based plans expense	(114)	(104)
Goodwill impairment	(913)
Impact of September 11, 2001, recoveries/(charges)	3	(34)
Earnings (loss) from operations	(373)	902
Other income/(expense), net	19	12
Interest and debt expense	(93)	(82)
Earnings (loss) before income taxes	(447)	832
Income tax expense	(31)	(254)
Net earnings (loss) before cumulative effect of accounting change	(478)	578
Cumulative effect of accounting change, net of tax		(1,827)
Net earnings (loss)	$(478)	$(1,249)

Basic earnings (loss) per share before cumulative effect of accounting change	$(0.60)	$0.72

Cumulative effect of accounting change, net of tax		(2.28)
Basic earnings (loss) per share	$(0.60)	$(1.56)

Diluted earnings (loss) per share before cumulative effect of accounting change	$(0.60)	$0.72
Cumulative effect of accounting change, net of tax		(2.26)

Diluted earnings (loss) per share	$(0.60)	$(1.54)

Cash dividends paid per share	$0.17	$0.17

Average diluted shares (millions)	800.0	807.8

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

	March 31	December 31
(Dollars in millions except per share data)	2003	2002
Assets
Cash and cash equivalents	$1,993	$2,333
Accounts receivable	4,929	5,007
Current portion of customer and commercial financing	1,324	1,289
Deferred income taxes	2,042	2,042
Inventories, net of advances, progress billings and reserves	6,426	6,184
Total current assets	16,714	16,855
Customer and commercial financing, net	10,866	10,922
Property, plant and equipment, net	8,614	8,765
Goodwill	1,910	2,760
Other acquired intangibles, net	1,105	1,128
Prepaid pension expense	6,713	6,671
Deferred income taxes	2,247	2,272
Other assets	3,058	2,969
	$51,227	$52,342
Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$13,006	$13,739
Advances in excess of related costs	2,734	3,123
Income taxes payable	893	1,134
Short-term debt and current portion of long-term debt	1,801	1,814
Total current liabilities	18,434	19,810
Deferred income taxes
Accrued retiree health care	5,510	5,434
Accrued pension plan liability	6,271	6,271
Deferred lease income	521	542
Long-term debt	13,207	12,589
Shareholders’ equity:
Common shares, par value $5.00 — 1,200,000,000 shares authorized; Shares issued — 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	1,850	2,141
Treasury shares, at cost — 171,154,669 and 171,834,950	(8,361)	(8,397)
Retained earnings	13,784	14,262
Accumulated other comprehensive income	(4,023)	(4,045)
Unearned compensation
ShareValue Trust shares — 40,639,185 and 40,373,809	(1,025)	(1,324)
Total shareholders’ equity	7,284	7,696
	$51,227	$52,342

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	March 31
(Dollars in millions)	2003	2002

Cash flows — operating activities:
Net earnings	$(478)	$(1,249)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items:
Impairment of goodwill	913	2,410
Share-based plans expense	114	104
Depreciation	343	300
Amortization of other acquired intangibles	23	22
Amortization of debt discount/premium and issuance costs	4	3
Pension income	(42)	(158)
Investment/asset impairment charges	52	46
Customer and commercial financing valuation provision	170	8
Gain on dispositions, net	(7)
Other charges and credits, net	27	12
Changes in assets and liabilities —
Accounts receivable	25	(525)
Inventories, net of advances, progress billings and reserves	(275)	529
Accounts payable and other liabilities	(589)	(53)
Advances in excess of related costs	(389)	(433)
Income taxes payable and deferred	(303)	(479)
Deferred lease income	(21)	(20)
Accrued retiree health care	76	53
Other	(71)	191
Net cash (used) provided by operating activities	(428)	761

Cash flows — investing activities:
Customer financing and properties on lease, additions	(536)	(1,064)
Customer financing and properties on lease, reductions	254	410
Property, plant and equipment, net additions	(130)	(223)
Acquisitions, net of cash acquired	(71)
Proceeds from dispositions	62
Contributions to investment in strategic and non-strategic operations	(7)	(294)
Proceeds from investment in strategic and non-strategic operations	21	34
Net cash used by investing activities	(407)	(1,137)

Cash flows — financing activities:
New borrowings	1,037	740
Debt repayments	(415)	(246)
Stock options exercised, other	16	34
Dividends paid	(143)	(142)
Net cash provided by financing activities	495	386

Net (decrease) increase in cash and cash equivalents	(340)	10

Cash and cash equivalents at beginning of year	2,333	633

Cash and cash equivalents at end of 1st quarter	$1,993	$643

The Boeing Company and Subsidiaries
Business Segment Data
(Unaudited)

	Three months ended
(Dollars in millions)	March 31
	2003	2002
Revenues:
Commercial Airplanes	$5,697	$8,313
Integrated Defense Systems:
Aircraft and Weapon Systems	2,684	2,209
Network Systems	1,954	1,583
Support Systems	965	766
Launch and Orbital Systems	658	746
Total Integrated Defense Systems	6,261	5,304
Boeing Capital Corporation	283	228
Other	230	126
Accounting differences / eliminations	(211)	(150)
Operating revenues	$12,260	$13,821

Earnings (loss) from operations:
Commercial Airplanes	$(112)	$639
Integrated Defense Systems:
Aircraft and Weapon Systems	381	294
Network Systems	134	110
Support Systems	109	51
Launch and Orbital Systems	(593)	(50)
Total Integrated Defense Systems	31	405
Boeing Capital Corporation	(113)	66
Other	(121)	(52)
Accounting differences / eliminations	25	69
Share-based plans expense	(114)	(104)
Unallocated (expense)/income	31	(121)
Earnings (loss) from operations	(373)	902
Other income/(expense), net	19	12
Interest and debt expense	(93)	(82)
Earnings (loss) before income taxes	(447)	832
Income tax expense	(31)	(254)
Net earnings (loss) before cumulative effect of accounting change	$(478)	$578
Effective income tax rate	(6.9% )	30.5%

Research and development expense:
Commercial Airplanes	$157	$223
Integrated Defense Systems:
Aircraft and Weapon Systems	78	73
Network Systems	42	60
Support Systems	15	10
Launch and Orbital Systems	48	67
Total Integrated Defense Systems	183	210
Other	21	26
Total research and development expense	$361	$459

The Boeing Company and Subsidiaries
Operating and Financial Data

(Unaudited)

Deliveries	1st Quarter
Commercial Airplanes	2003		2002
717	3	(2)	3
737 Next-Generation*	41		59	(1)
747	6		8
757	5		12
767	9	(1)	12
777	7		16
Total	71		110

*                             Includes one intercompany C-40 aircraft  for 1Q 2002.

Note:   Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
F-15	1	—
C-17	5	3
F/A-18E/F	11	10
T-45TS	4	2
CH-47 (New Builds)	—	2
Apache (New Builds)	—	5
C-40	1	—

Launch and Orbital Systems:
Delta II	1	1
Delta IV	1	—
Satellites	1	3

	March 31	December 31
Contractual backlog (Dollars in billions)	2003	2002
Commercial Airplanes	$65.8	$68.2
Integrated Defense Systems:
Aircraft and Weapon Systems	16.0	15.9
Network Systems	6.1	6.7
Support Systems	5.8	5.2
Launch and Orbital Systems	8.6	8.2
Total Integrated Defense Systems	36.5	36.0
Total contractual backlog	$102.3	$104.2
Unobligated backlog	$33.1	$34.7
Workforce	164,000	166,000

The Boeing Company and Subsidiaries

Supplemental 2002 Business Segment Data

In the first quarter of 2003 Boeing is changing how it reports certain operating segments.  The purpose of the change is to further enhance transparency and investor understanding of the company’s financial results. In order to facilitate the reporting transition, Boeing is providing the attached 2002 supplemental data which recasts prior period results into the company’s new segment reporting format.  The company’s 2002 financial results as reported in its 10-K filing are unchanged.

Revisions to the company’s segment reporting, which are effective for the period ending March 31, 2003, are described below.

I.              Integrated Defense Systems

The formation of the Integrated Defense Systems (IDS) business unit was announced in July 2002.  The IDS business unit combines the Company’s Military Aircraft and Missile Systems and Space and Communications reporting segments.  IDS has capabilities in defense, intelligence, communication and space.  IDS is a recognized leader in providing end-to-end services for large-scale systems that combine sophisticated communications networks with air, land, sea and space-based platforms for global military, government and commercial customers.

Beginning in 2003, The Boeing Company will report IDS in the following four segments: Aircraft and Weapon Systems; Support Systems; Network Systems; and Launch and Orbital Systems. The Aircraft and Weapon Systems and Support Systems segments comprise what was principally the former Military Aircraft and Missile Systems unit. The Network Systems and Launch and Orbital Systems segments comprise what was principally the former Space and Communications unit.  A brief description of each of the new reporting segments is as follows:

Aircraft and Weapon Systems

This segment includes military aircraft, transport aircraft, rotorcraft, tanker aircraft, unmanned vehicles, and missile systems.

Network Systems

This segment includes programs focused on battlefield management; command, control and communications systems; missile defense systems; homeland security; and intelligence, surveillance and reconnaissance systems.

Support Systems

This segment includes training systems, spares, technical data, modernization, upgrades, maintenance, modifications, logistic support services and life cycle customer support.

Launch and Orbital Systems

This segment includes launch vehicles, commercial satellite programs, propulsion and power systems, and human space flight and exploration including the United Space Alliance venture.

II.            Commercial Airplanes

Beginning in 2003, Commercial Airplanes will report operating earnings on a program accounting basis.  The company is making this change to increase the visibility of Commercial Airplanes’ contribution to consolidated earnings and to enhance reporting consistency across its businesses.  Previously, Commercial Airplanes earnings from operations were reported on a unit cost basis, and a reconciliation to program accounting earnings results were separately included in the “accounting differences and eliminations” line.  With this change, Commercial Airplanes program accounting results are immediately visible and a reconciliation will no longer be necessary to determine segment contributions to consolidated earnings.

III.           Boeing Capital Corporation

Beginning in 2003, the company will report Boeing Capital Corporation segment earnings from operations net of financing related interest costs. Previously, financing related interest expense was separately reported as a reduction to consolidated earnings from operations.  The company is making this change to more clearly present the operating results of Boeing Capital Corporation’s financing activities.

The Boeing Company
Supplemental  2002 Business Segment Data
(Unaudited)

	Sales and other operating revenues
(Dollars in millions)	Q1	Q2	Q3	Q4	YTD 2002
Commercial Airplanes	$8,313	$7,662	$6,063	$6,349	$28,387
Integrated Defense Systems:
Aircraft and Weapon Systems	$2,209	$2,634	$2,884	$2,842	10,569
Network Systems	1,583	1,971	2,024	2,535	8,113
Support Systems	766	866	885	967	3,484
Launch and Orbital Systems	746	677	700	668	2,791
Total Integrated Defense Systems	5,304	6,148	6,493	7,012	24,957
Boeing Capital Corporation	228	254	236	276	994
Other	126	130	105	183	544
Accounting difference/eliminations	(150)	(337)	(207)	(119)	(813)
	$13,821	$13,857	$12,690	$13,701	$54,069

	Net earnings (loss)
(Dollars in millions)	Q1	Q2	Q3	Q4	YTD 2002
Commercial Airplanes	$639	$560	$334	$484	$2,017
Integrated Defense Systems:
Aircraft and Weapon Systems	$294	$365	$317	$293	1,269
Network Systems	110	144	176	116	546
Support Systems	51	93	126	106	376
Launch and Orbital Systems	(50)	37	(213)	44	(182)
Total Integrated Defense Systems	405	639	406	559	2,009
Boeing Capital Corporation	66	73	(93)	26	72
Other	(52)	(45)	(191)	(136)	(424)
Accounting difference/eliminations	69	68	107	180	424
Share-based plans	(104)	(116)	(113)	(114)	(447)
Unallocated expense	(121)	(3)	4	(73)	(193)
Earnings (loss) from operations	902	1,176	454	926	3,458
Other income, principally interest	12	28	(2)	4	42
Interest and debt expense	(82)	(80)	(77)	(81)	(320)
Earnings (loss) before taxes	832	1,124	375	849	3,180
Income taxes	254	345	3	259	861
	$578	$779	$372	$590	$2,319

	For the year ended December 31, 2002
			Depreciation and	Capital	Contractual
(Dollars in millions)	Assets	Liabilities	Amortization	Expenditures	Backlog
Commercial Airplanes	$9,843	$6,075	$463	$135	$68,159
Integrated Defense Systems:
Aircraft and Weapon Systems	1,477	1,138	146	182	15,862
Network Systems	3,865	1,161	72	75	6,700
Launch and Orbital Systems	6,627	2,235	243	264	8,166
Support Systems	784	371	16	16	5,286
Total Integrated Defense Systems	12,753	4,905	477	537	36,014
Boeing Capital Corporation	11,840	345	230
Other	3,213	586	44	29
Unallocated	14,693	32,735	295	300
	$52,342	$44,646	$1,509	$1,001	$104,173